Exhibit 5.2

Bunge Global SA Route de Florissant 13 1206 Geneva Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich homburger.ch +41 43 222 10 00

August 19, 2026

Bunge Global SA

Ladies and Gentlemen:

We, Homburger AG, have acted as special Swiss counsel to Bunge Global SA, a Swiss corporation (the Swiss Guarantor), in its capacity as guarantor in connection with (A) the offering of USD 600,000,000 aggregate principal amount of 5.000% senior notes due 2031 (the Notes) issued by Bunge Limited Finance Corp. (the Issuer) and irrevocably and unconditionally guaranteed by the Swiss Guarantor (the Guarantee), pursuant to (i) the Registration Statement on Form S−3 (Registration No. 333-282003) of the Swiss Guarantor, the Issuer and Bunge Finance Europe B.V. (the Registration Statement) filed with the U.S. Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), on September 9, 2024, and (ii) the related prospectus dated September 9, 2024 contained in the Registration Statement (the Base Prospectus), as supplemented by the prospectus supplement related to the Notes (including filings of the Swiss Guarantor or the Issuer with the Commission which are included or incorporated by reference) dated August 17, 2026 (the Prospectus Supplement, and the Base Prospectus as supplemented by the Prospectus Supplement, the Prospectus), and (B) the underwriting agreement dated August 17, 2026 (the Underwriting Agreement) among the Issuer, the Swiss Guarantor and the representatives of the several underwriters listed in schedule 1 thereto (the Underwriters), providing for the issuance and sale by the Issuer to the Underwriters of the Notes.

As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Documents (as defined below) unless otherwise defined herein.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement and the Prospectus, any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein, and we relied on the accuracy and completeness of the statements and the information contained therein.

For purposes of giving this opinion, we have only examined the following documents (collectively, the Documents):

(i)	an electronic copy of the executed Underwriting Agreement;

(ii)	an electronic copy of the executed New York law governed indenture dated as of September 17, 2024, among, inter alios, the Issuer, the Swiss Guarantor and U.S. Bank National Association as Trustee (the Base Indenture);

(iii)	an electronic copy of the executed New York law governed fifth supplemental indenture dated as of August 19, 2026, among, inter alios, the Issuer, the Swiss Guarantor and U.S. Bank National Association as Trustee (the Fifth Supplemental Indenture, and together with the Base Indenture, the Indenture, and the Underwriting Agreement, the Base Indenture and the Fifth Supplemental Indenture collectively, the Transaction Agreements);

(iv)	an electronic copy of the Registration Statement, including the Base Prospectus;

(v)	an electronic copy of the Prospectus Supplement;

(vi)	an electronic copy of the articles of association (Statuten) of the Swiss Guarantor in their version dated November 25, 2025, certified by the Commercial Register of the Canton of Geneva on July 30, 2026 (the Articles);

(vii)	an electronic copy of a certified excerpt from the Commercial Register of the Canton of Geneva, Switzerland, for the Swiss Guarantor, dated July 30, 2026 (the Excerpt);

(viii)	an electronic copy of the organizational regulations (Organisationsreglement) of the Swiss Guarantor dated October 26, 2023 (the Internal Regulations);

(ix)	an electronic copy of the audit committee charter of the Swiss Guarantor dated February 18, 2026 (the Audit Committee Charter); and

(x)	an electronic copy of the resolutions of the audit committee of the board of directors of the Swiss Guarantor, dated August 11, 2026 (the Audit Committee Resolutions).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

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II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic or facsimile signatures thereon have been produced and used in accordance with applicable internal rules and/or procedures and the individual to whom any such electronic or facsimile signature belongs has consented to the use of his or her signature for each such document on which it appears;

(c)	all information contained in, or material statements given in connection with, the Documents are true and accurate;

(d)	the Documents are within the capacity and power of, and have been validly authorized, executed and delivered by, and is binding on, all parties thereto other than the Swiss Guarantor;

(e)	the Registration Statement has been duly filed by the Swiss Guarantor;

(f)	the filing of the Registration Statement with the Commission has been authorized by all necessary actions under all applicable laws;

(g)	all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under mandatory Swiss law applicable to the Swiss Guarantor, for the legality, validity and enforceability of the Indenture, the offering of the Notes, the filing of the Registration Statement and the distribution of the Prospectus or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Swiss Guarantor in the Indenture, Registration Statement and Prospectus have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(h)	the Registration Statement and Prospectus are unchanged, up-to-date and in full force and effect as of the date hereof, the information contained in the Registration Statement and Prospectus is complete, true, accurate and not misleading, and no material information has been omitted from the Registration Statement and the Prospectus;

(i)	the Notes have been duly issued by the Issuer in accordance with the terms of the Indenture;

(j)	the parties to each Transaction Agreement (other than the Swiss Guarantor) are duly incorporated or formed, as applicable, and organized and validly existing under the laws of their respective jurisdiction of incorporation or formation, as applicable;

(k)	all parties to each Transaction Agreement have performed and will perform all obligations by which they are respectively bound under such Transaction Agreement, and all parties to each Transaction Agreement are in compliance with all matters of validity and enforceability under any law other than, in the case of the Swiss Guarantor, the laws of Switzerland;

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(l)	the Swiss Guarantor is or was solvent at the time it executes or executed the Base Indenture and Fifth Supplemental Indenture;

(m)	each Transaction Agreement is legal, valid, binding and enforceable under the laws of the State of New York and the choice of the laws of the State of New York and of the jurisdiction of the federal or state court in the Borough of Manhattan, The City of New York, the State of New York, and such other courts as provided for in any Transaction Agreement (the Specified Courts) is valid under the laws of the State of New York;

(n)	except as expressly opined upon herein, all representations and warranties set forth in the Transaction Agreements are and at all relevant times will be true and accurate;

(o)	the Notes have been (i) issued by the Issuer and (ii) duly authenticated and delivered in accordance with the Transaction Agreements;

(p)	(x) the Excerpt is correct, complete and up-to-date as of the date hereof and (y) the Articles, the Internal Regulations and the Audit Committee Charter are in full force and effect and have not been amended subsequent to the date set forth above;

(q)	no laws other than those of Switzerland will affect any of the conclusions stated in this opinion;

(r)	the parties to each Transaction Agreement entered into such Transaction Agreement for bona fide commercial reasons and on arm's length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party;

(s)	the Audit Committee Resolutions (i) have been duly adopted in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been rescinded or amended, (iii) are in full force and effect, and (iv) are consistent with the annual financial plan or other authorizations approved by the board of the directors of the Swiss Guarantor; and

(t)	the Issuer is a directly or indirectly wholly-owned subsidiary of the Swiss Guarantor.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as that:

1.	The Swiss Guarantor is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into and perform its obligations under the Indenture.

2.	The Indenture (including the Guarantee provided by the Swiss Guarantor thereunder) has been duly authorized, executed and delivered by the Swiss Guarantor.

3.	As far as Swiss law is concerned, the obligations expressed to be assumed by the Swiss Guarantor under the Indenture (including the Guarantee provided by the Swiss Guarantor thereunder) constitute legal, valid and binding obligations of the Swiss Guarantor, enforceable against it in accordance with the terms of the Indenture.

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IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only, based on our independent professional judgment, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	As used in this opinion, the terms "enforceable" and "enforceability" mean that the relevant obligation or provision is of a type enforced by the Swiss courts in accordance with, and subject to, the rules of procedure applicable in Switzerland. It is not certain, however, that the Indenture will be enforced in accordance with its terms in every circumstance. In particular, enforceability of the Indenture may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors and secured parties in general (including, without limitation, the provisions relating to voidable preferences as set forth in articles 285 et seq. of the Swiss Debt Enforcement and Bankruptcy Act of April 11, 1889, as amended (the Swiss Bankruptcy Act)), laws or principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch) and the principle of good faith (Grundsatz von Treu und Glauben)), and public policy, as defined in articles 17-19 of the Swiss Private International Law Act of December 18, 1987, as amended (the Private International Law Act).

Enforcement before the courts of Switzerland will in any event be subject to:

(i)	the nature of the remedies available in the Swiss courts (and nothing in this opinion should be taken as indicating that specific performance (other than for the payment of a sum of money) or injunctive relief would be available as remedies for the enforcement of such obligations); and

(ii)	the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere.

(c)	Under Swiss law, jurisdiction clauses may have no effect with regard to actions relating to, or deemed to be brought in connection with, insolvency procedures, which, as a rule, must be brought before the court at the place of the relevant insolvency procedure. Furthermore, the submission by the Guarantor to the place of jurisdiction as provided for in each Transaction Agreement may be invalid if a Swiss court finds that the relevant place of jurisdiction is not sufficiently specified pursuant to article 5 of the Private International Law Act.

(d)	Contractual submissions to a particular jurisdiction are subject to the mandatory provisions on (i) the protection of consumers, insured persons and employees pursuant to the Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters of October 30, 2007, as amended (the Lugano Convention), the Private International Law Act and such other international treaties by which Switzerland is bound, and (ii) enforcement proceedings that do not qualify as civil actions.

(e)	Rights and claims may become barred under statutes of limitation or prescription, or may be or become subject to available defenses such as set-off, counterclaim, misrepresentation, material error, frustration, overreaching, duress or fraud. Further, (i) limitations may apply to any provision in any Transaction Agreement that limits the liability of any party thereto or provides for indemnification or contribution obligations of the Swiss Guarantor if a Swiss court finds that such party or the indemnified person, respectively, acted willfully or negligently, and (ii) any party's obligation to pay an amount under any Transaction Agreement may be unenforceable if a Swiss court finds that such amount constitutes an excessive penalty (such as exemplary or punitive damages).

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(f)	Swiss courts do not consider themselves bound by contractual severability provisions or provisions stating that an agreement may only be amended in writing.

(g)	Under Swiss law, a notice sent but not actually received may be considered not to have been properly given, and a document required to be signed or to be made in writing may not constitute a valid document if only transmitted by fax, e-mail or similar telecommunication.

(h)	Pursuant to Swiss law, any mandate, power of attorney or instruction provided to, or appointment of, an agent may be terminated at any time by the principal or the agent, notwithstanding such mandate, power of attorney, instruction or appointment being stated to be irrevocable.

(i)	Any provision in any Transaction Agreement to the effect that any of the rights and/or obligations of any party thereto shall be binding upon or inure to the benefit of its successors and assigns may not be binding on such successors and assigns without further consent and documentation.

(j)	A Swiss court may limit or decline to give effect to an indemnity for legal fees or costs incurred.

(k)	Any provision in any Transaction Agreement restricting the encumbrance of Swiss real property by mortgages, pledges or other liens may not be valid and enforceable.

(l)	Any provision in any Transaction Agreement that constitutes, or purports to constitute, a restriction on the exercise of any statutory power by the shareholders of the Swiss Guarantor may not be valid and enforceable.

(m)	Pursuant to the Private International Law Act, the Swiss Code of Civil Procedure and bilateral and international treaties by which Switzerland is bound (including, but not limited to, the Lugano Convention), as applicable, Swiss courts may order preliminary measures even where they do not have jurisdiction over the substance of the matter.

(n)	The enforceability in Switzerland of a foreign judgment rendered against the Swiss Guarantor is subject to the limitations set forth in (x) bilateral and international treaties by which Switzerland is bound (including, but not limited to, the Lugano Convention), and (y) the Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:

(i)	in the case of sub-clause (y) above and, in certain exceptional cases, sub-clause (x) above, such foreign court had jurisdiction;

(ii)	such judgment has become final and non-appealable, or, in the case of sub-clause (x) above, has become enforceable at an earlier stage;

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(iii)	the court procedures leading to such judgment followed the principles of due process of law, including proper service of process, subject to special provisions provided for by bilateral and international treaties by which Switzerland is bound (including, but not limited to, the Lugano Convention);

(iv)	such judgment on its merits does not violate Swiss law principles of public policy; and

(v)	from a Swiss law perspective, such foreign procedure does not formally or functionally qualify as an insolvency-related, administrative or criminal procedure.

(o)	Enforcement of a claim or court judgment under Swiss debt collection or bankruptcy proceedings may only be made in Swiss francs and any foreign currency amount must accordingly be converted into Swiss francs in accordance with the applicable rules.

(p)	Section 12.07 of the Base Indenture provides for the payment of additional amounts to the extent (Swiss) withholding tax is imposed on any payment made by the Swiss Guarantor pursuant to the terms of the Underwriting Agreement or Indenture, respectively. If proceeds of the Notes were to be used directly or indirectly in Switzerland and, as a result, the Notes were to be reclassified as instruments subject to Swiss federal withholding tax (Verrechnungssteuer), the obligations of the Swiss Guarantor under section 12.07 of the Base Indenture and any similar obligation of the Issuer or the Swiss Guarantor under any Transaction Agreement (whether in the form of a gross-up or indemnity provision or otherwise) could, to the extent relating to interest payments under the Notes, be void and unenforceable if found to violate paragraph 1 of article 14 of the Swiss Federal Withholding Tax Act of October 13, 1965, as amended, which stipulates that (i) Swiss federal withholding tax to be withheld from any payment must be charged to the recipient of the payment, and (ii) contradictory agreements are null and void as to this issue.

(q)	Where a party to any Transaction Agreement is vested with discretion, Swiss law may require that such discretion is exercised on reasonable grounds. Moreover, a determination, calculation, statement or certification as to any matter may be held by a Swiss court not to be final, conclusive or binding if such determination, calculation, statement or certification were shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

(r)	Swiss courts interpret and construe an agreement in accordance with the principle of good faith (Vertragsauslegung nach Treu und Glauben) and, in doing so, may consider elements in addition to the wording of the relevant provisions of such agreement, including, without limitation, the circumstances under which such agreement was entered into and the real intention of the parties thereto as mutually understood or as to be understood in good faith.

(s)	In making references to the terms of any Transaction Agreement, no opinion is expressed as to whether and to what extent these are sufficiently specified or leave room for interpretation, which may, as the case may be, become a matter of the discretion of the courts.

(t)	We express no opinion as to any tax matters, regulatory matters or as to any commercial, financial, accounting, calculating, auditing or other non-legal matter.

(u)	Any enforcement action taken pursuant to a Transaction Agreement after the opening of bankruptcy (Konkurs) or the granting of a composition moratorium (Nachlassstundung) in respect of the Swiss Guarantor in relation to assets of the Swiss Guarantor may not be recognized by a Swiss court or governmental body or agency, including any Swiss bankruptcy office or receiver. In relation to an asset that is officially recorded in the inventory by the Swiss bankruptcy office or receiver, any enforcement action may be deemed a criminal offense according to article 169 of the Swiss Criminal Code of December 21, 1937, as amended.

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(v)	Pursuant to articles 285 et seq. of the Swiss Bankruptcy Act, a creditor, the trustee in bankruptcy or the liquidator under a composition agreement may challenge an action of the debtor during the suspect period (which is a one year or a five year period, respectively, calculated backwards in time as from either (i) the seizure of assets, (ii) the opening of bankruptcy (Konkurs), or (iii) the granting of a composition moratorium (Nachlassstundung) or a postponement of bankruptcy (Konkursaufschub), whichever occurs earlier) if the action was to the detriment of the creditors and, in particular, if the transaction was at an undervalue, or if collateral is granted for existing obligations that the debtor was hitherto not bound to secure.

(w)	It is doubtful whether a Swiss court would enforce a judgment of any court of the United States or any political subdivision thereof predicated solely upon the federal or state securities laws of the United States.

(x)	We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement or Prospectus, nor have we been responsible for ensuring that no material information has been omitted from it.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

HOMBURGER AG

/s/ David Oser
David Oser

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